                                                                       EXHIBIT 2






                            ASSET PURCHASE AGREEMENT


                          DATED AS OF NOVEMBER 25, 1997

                                      AMONG

                               DIXIE-NARCO, INC.,

                               MAYTAG CORPORATION,

                            ECC INTERNATIONAL CORP.,

                                       AND

                                ECC VENDING CORP.







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                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----


ARTICLE I.....................................................................1

DEFINITIONS...................................................................1
         1.1.  Definitions....................................................1

ARTICLE II....................................................................7

PURCHASE AND SALE.............................................................7
         2.1.  Purchased Assets...............................................7
         2.2.  Excluded Assets................................................9
         2.3.  Assumed Liabilities...........................................10
         2.4.  Excluded Liabilities..........................................10

ARTICLE III..................................................................12

PURCHASE PRICE...............................................................12
         3.1.  Purchase Price................................................12
         3.2.  Allocation of Purchase Price..................................12

ARTICLE IV...................................................................13

CLOSING  ....................................................................13
         4.1.  Closing Date..................................................13
         4.2.  Payment on the Closing Date...................................13
         4.3.  Buyer's Additional Deliveries.................................13
         4.4.  Deliveries by Seller and Parent...............................13

ARTICLE V....................................................................14

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT..........................14
         5.1.  Organization..................................................14
         5.2.  Authority.....................................................14
         5.3.  Taxes.........................................................15
         5.4.  Intellectual Property; Software...............................16
         5.5.  Trade Receivables.............................................18
         5.6.  Personal Property.............................................18
         5.7.  Availability of Assets........................................18
         5.8.  Title to Property.............................................18
         5.9.  Inventories...................................................18
         5.10. No Violation, Litigation or Regulatory Action.................18
         5.11. Warranties....................................................19
         5.12. Employees.....................................................19
         5.13. Financial Statements..........................................19
         5.14. Purchase Orders...............................................19

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         5.15  No Finder.....................................................20

ARTICLE VI...................................................................20

REPRESENTATIONS AND WARRANTIES OF BUYER......................................20
         6.1.  Organization..................................................20
         6.2.  Authority.....................................................20
         6.3.  No Finder.....................................................21

ARTICLE VII..................................................................21

ACTION PRIOR TO THE CLOSING DATE.............................................21
         7.1.  Investigation by Buyer........................................21
         7.2.  Preserve Accuracy of Representations and Warranties...........22
         7.3.  Governmental Approvals........................................22
         7.4.  Operations Prior to the Closing Date..........................22

ARTICLE VIII.................................................................23

ADDITIONAL AGREEMENTS........................................................23
         8.1.  Taxes.........................................................23
         8.2.  Remittances...................................................24
         8.3.  Non-Solicitation of Certain Employees and Employee
                  Matters....................................................24
         8.4.  Noncompetition................................................25
         8.5.  Product Liability and Recalls.................................26
         8.6.  Bulk Sales....................................................27
         8.7.  Discharge of the Business' Liabilities........................27
         8.8.  Access to the Facility........................................27
         8.9.  Handling of Purchase Orders...................................27
         8.10. Excluded Trademark Application................................27

ARTICLE IX...................................................................28

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.................................28
         9.1.  No Misrepresentation or Breach of Covenants and
                  Warranties.................................................28
         9.2.  Corporate Action..............................................28
         9.3.  No Restraint..................................................28
         9.4.  Necessary Governmental Approvals..............................28
         9.5.  Necessary Consents............................................28
         9.6.  No Changes or Destruction of Property.........................29

ARTICLE X....................................................................29

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PARENT.....................29
         10.1. No Misrepresentation or Breach of Covenants and
                  Warranties.................................................29

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         10.2.  Corporate Action.............................................29
         10.3.  No Restraint.................................................30
         10.4.  NECESSARY GOVERNMENTAL APPROVALS.............................30
         10.5.  Necessary Consents...........................................30

ARTICLE XI...................................................................30

INDEMNIFICATION..............................................................30
         11.1.  Indemnification by Parent and Seller.........................30
         11.2.  Indemnification by Buyer.....................................31
         11.3.  Notice of Claims.............................................32
         11.4.  Third Person Claims..........................................33

ARTICLE XII..................................................................35

TERMINATION..................................................................35
         12.1.  Termination..................................................35
         12.2.  Notice of Termination........................................35
         12.3.  Effect of Termination........................................35

ARTICLE XIII.................................................................36

GENERAL PROVISIONS...........................................................36
         13.1.  Survival of Obligations......................................36
         13.2.  Confidential Nature of Information...........................36
         13.3.  No Public Announcement.......................................37
         13.4.  Notices......................................................37
         13.5.  Successors and Assigns.......................................38
         13.6.  Access to Records after Closing..............................39
         13.7.  Entire Agreement; Amendments.................................39
         13.8.  Interpretation...............................................40
         13.9.  Waivers......................................................40
         13.10. Expenses.....................................................40
         13.11. Partial Invalidity...........................................40
         13.12. Execution in Counterparts....................................40
         13.13. Further Assurances...........................................41
         13.14. Governing Law................................................41
         13.15. Guaranty.....................................................41



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                             SCHEDULES AND EXHIBITS




Exhibit A  -  Assumption Agreement

Exhibit B  -  Instrument of Assignment

Exhibit C  -  Letter to Certain Customers of Seller




SCHEDULES


Description                                                     Schedule Number
-----------                                                     ---------------

Fixed Assets                                                          2.1(c)
Account of Seller for Payment on the Closing Date                     4.2
Authority                                                             5.2
Taxes                                                                 5.3
Intellectual Property; Software                                       5.4
Availability of Assets                                                5.7
Title to Property                                                     5.8
No Violation, Litigation or Regulatory Action                         5.10
Warranties                                                            5.11
Purchase Orders                                                       5.14
Business Employees                                                    8.3
Necessary Consents                                                    9.5



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



                            ASSET PURCHASE AGREEMENT

                  ASSET PURCHASE AGREEMENT, dated as of November 25, 1997 among Dixie-Narco, Inc., a West Virginia corporation ("BUYER"), Maytag Corporation, a Delaware corporation ("MAYTAG"), ECC International Corp., a Delaware corporation ("PARENT"), and ECC Vending Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("SELLER").

                  WHEREAS, Seller is engaged in the business of manufacturing and distributing vending equipment (the "BUSINESS");

                  WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain of the assets and properties of the Business, all on the terms and subject to the conditions set forth herein;

                  WHEREAS, Parent owns 100% of the issued and outstanding capital stock of Seller;

                  WHEREAS, it is a condition precedent to the obligations of Buyer and Maytag under this Agreement that Parent execute and deliver this Agreement;

                  WHEREAS, Parent acknowledges that the sale of certain assets contemplated by this Agreement directly benefits Parent;

                  WHEREAS, it is a condition precedent to the obligations of Seller and Parent under this Agreement that Maytag guarantee the obligations hereunder of Buyer;

                  WHEREAS, Maytag desires to guarantee the obligations hereunder of Buyer; and

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Buyer, Parent and Seller as follows:


                                    ARTICLE I


                                   DEFINITIONS


                  1.1. DEFINITIONS. In this Agreement, the following terms have the meanings specified or referred to in this SECTION 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

                  "ACCRUED LIABILITY FOR WARRANTY OBLIGATIONS" shall mean the accrued liability for Warranty Obligations, determined as of the Valuation Date in accordance with the Agreed Accounting Principles.

                  "ADDITIONAL ACCOUNTING FIRM" has the meaning specified in
SECTION 3.3(d).

                  "AFFILIATE" means, with respect to any Person, any other person which directly or indirectly controls, is controlled by or is under common control with such person.

                  "AGREED ACCOUNTING PRINCIPLES" means generally accepted accounting principles (as promulgated by the American Institute of Certified Public Accountants).

                  "AGREED ADJUSTMENTS" has the meaning specified in
SECTION 3.3(c).

                  "AGREED RATE" means the prime rate published by First Union National Bank, as that rate may vary from time to time, or if that rate is no longer published, a comparable rate.

                  "ALLOCATION SCHEDULE" has the meaning specified in
SECTION 3.5.

                  "ASSUMED LIABILITIES" has the meaning specified in
SECTION 2.3.

                  "ASSUMPTION AGREEMENT" means the Assumption Agreement in the form of EXHIBIT A.

                  "BALANCE SHEET" means the unaudited balance sheet of the Business as of May 31, 1997.

                  "BUSINESS" has the meaning specified in the first recital of this Agreement.

                  "BUSINESS EMPLOYEES" has the meaning specified in SECTION 8.3.

                  "BUYER" has the meaning specified in the first paragraph of this Agreement.


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



                  "BUYER ANCILLARY AGREEMENTS" means all agreements and instruments being or to be executed and delivered by Buyer pursuant to the express provisions of this Agreement.

                  "BUYER GROUP MEMBER" means Buyer and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

                  "CLAIM NOTICE" shall have the meaning given such term in
SECTION 11.3(a).

                  "CLOSING" means the closing of the transfer of the Purchased Assets from Seller to Buyer.

                  "CLOSING DATE" has the meaning specified in SECTION 4.1.

                  "CODE" means the Internal Revenue Code of 1986, as amended.

                  "COPYRIGHTS" means United States and foreign copyrights, whether registered or unregistered, and pending applications to register the same.

                  "COURT ORDER" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

                  "ENCUMBRANCE" means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restriction of any kind.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "EXCLUDED ASSETS" has the meaning specified in SECTION 2.2.

                  "EXCLUDED LIABILITIES" has the meaning specified in
SECTION 2.4.

                  "EXPENSES" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

                  "FACILITY" means Seller's facility at 2900 Titan Row, Suite 142, Orlando, Florida 32809-5691.

                  "FIXED ASSETS" has the meaning specified in SECTION 2.1(c).

                  "FIXED ASSETS AMOUNT" means $1,759,878.

                  "GOVERNMENTAL BODY" means any foreign, federal, state, local or other governmental authority or regulatory body.

                  "INDEMNIFIED PARTY" has the meaning specified in
SECTION 11.3(a).

                  "INDEMNITOR" has the meaning specified in SECTION 11.3(a).

                  "INSTRUMENT OF ASSIGNMENT" means the Instrument of Assignment in the form of EXHIBIT B.

                  "INTELLECTUAL PROPERTY" means Copyrights, Patent Rights, Trademarks and Trade Secrets.

                  "INVENTORIES" has the meaning specified in SECTION 2.1(b).

                  "INVENTORY AMOUNT" means $3,398,253.

                  "KNOWLEDGE OF SELLER" means the actual knowledge of any of the following persons: George Murphy, Rell Winand, Clint Watts, Salome Lanas-Isbell, Jerry Robbins, James Ferguson and Norm Holmes.

                  "LEASE" shall mean the Lease, dated January 26, 1996, by and between the State of Wisconsin Investment Board and Parent for the premises located at 2900 Titan Row, Suite 142, Orlando, Florida 32809.

                  "LEASEHOLD IMPROVEMENTS" shall mean investments in improvements or alterations to the Leased Premises that revert to the benefit of the lessor upon expiration of the Lease.

                  "LEASED PREMISES" shall mean the premises leased to Seller pursuant to the Lease.


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



                  "LOSSES" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

                  "MACHINES" shall have the meaning set forth in the Sales and Licensing Agreement.

                  "MAYTAG" has the meaning specified in the first paragraph of this Agreement.

                  "NET BOOK VALUE OF CERTAIN PURCHASED ASSETS" means the sum of the following amounts: (i) the Trade Receivables Amount; PLUS (ii) the Inventory Amount; PLUS (iii) the Fixed Assets Amount.

                  "OBSOLETE INVENTORY" means all items of Inventory that Buyer and Seller have agreed are not of a quality and quantity that are usable or saleable in the ordinary course of business.

                  "OWNED SOFTWARE" has the meaning specified in SECTION 5.4(g).

                  "PARENT" has the meaning specified in the first paragraph of this Agreement.

                  "PATENTS" means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) or improvements thereto.

                  "PERMITTED ENCUMBRANCES" means (a) liens for taxes and other governmental charges and assessments which are not yet due and payable and (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable.

                  "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or Governmental Body.

                  "PURCHASE PRICE" has the meaning specified in SECTION 3.1.

                  "PURCHASED ASSETS" has the meaning specified in SECTION 2.1.


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



                  "REQUIREMENTS OF LAW" means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

                  "SALES AND LICENSING AGREEMENT" has the meaning specified in
SECTION 2.1(j).

                  "SELLER" has the meaning specified in the first paragraph of this Agreement.

                  "SELLER ANCILLARY AGREEMENTS" means all agreements and instruments being or to be executed and delivered by Seller pursuant to the express provisions of this Agreement.

                  "SELLER GROUP MEMBER" means Seller and its Affiliates, directors, officers, employees, agents, attorneys and consultants and their respective successors and assigns.

                  "SOFTWARE" means computer software programs and software systems, including, without limitation, all databases, compilations, tool sets, compilers, higher level or "proprietary" languages, applications related to vendor controller board components and related documentation and materials, whether in source code, object code or human readable form.

                  "TAX" means any federal, state, local or foreign income, gross receipts, property, sales, use, transfer, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

                  "TAX RETURN" means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

                  "TRADEMARKS" means United States, state and foreign trademarks, service marks, Internet domain names, logos, trade dress and trade names, whether registered or unregistered, and pending applications to register the foregoing.

                  "TRADE RECEIVABLES" has the meaning specified in
SECTION 2.1(a).

                  "TRADE RECEIVABLES ADJUSTMENT" shall mean $556,140.


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



                  "TRADE RECEIVABLES AMOUNT" means $1,251,202.

                  "TRADE SECRETS" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information.

                  "VALUATION DATE" means October 31, 1997.

                  "WARRANTY OBLIGATIONS" has the meaning specified in
SECTION 2.3(a).

                  "WURLITZER" has the meaning specified in SECTION 2.1(j).


                                   ARTICLE II


                                PURCHASE AND SALE


                  2.1. PURCHASED ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller (and, where applicable, Parent) shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), the following assets and properties as such assets and properties shall exist on the Closing Date (excepting any Excluded Assets) (herein collectively called the "PURCHASED ASSETS"):

                  (a) The trade receivables generated by the sale of food and beverage vending machines (the "TRADE RECEIVABLES");

                  (b) All raw materials, purchased parts, repair parts, supplies, work-in-process, prototypes and finished goods included in the inventory of Seller (the "INVENTORIES"), other than Obsolete Inventory;

                  (c) All the machinery, equipment, vehicles, furniture and other personal property (other than Leasehold Improvements) reflected on the Balance Sheet, including without limitation, the machinery, equipment, vehicles, furniture and other personal property (other than Leasehold Improvements) listed in SCHEDULE 2.1(c), excluding any of the foregoing disposed of by the Business between the date of the Balance Sheet and the

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



         Closing Date, and including any machinery, equipment, vehicles, furniture and other personal property (other than Leasehold Improvements) purchased by Seller between the date of the Balance Sheet and the Closing Date (collectively, the "FIXED ASSETS");

                  (d) The Copyrights, Patents and Trademarks (and goodwill associated therewith) listed or required to be listed in SCHEDULE 5.4;

                  (e) All Trade Secrets and other proprietary or confidential information used in or relating to the Business;

                  (f) The Software listed or required to be listed in
         SCHEDULE 5.4;

                  (g) All mailing lists, customer lists, subscriber lists, supplier lists, processes, computer software, equipment lists, manuals, know-how, designs, engineering drawings and reports and other proprietary or confidential information used in or relating to the Business;

                  (h) All of Seller's rights, claims, rights of offset or causes of action against third parties (i) arising under warranties from vendors and others in connection with the Purchased Assets or (ii) relating to any of the Assumed Liabilities, other than rights, claims, rights of offset or causes of action relating to Obsolete Inventory;

                  (i) All books and records (including all data and other information stored on discs, tapes or other media) of Seller and Parent relating solely to the Purchased Assets or the Assumed Liabilities; and

                  (j) All rights of Parent and Seller in and to the Amended Sales and Licensing Agreement dated as of September 22, 1997 between Deutsche Wurlitzer GmbH, a German corporation ("WURLITZER"), and Parent (the "SALES AND LICENSING AGREEMENT"), to the extent related to Machines manufactured or sold after the Closing Date;

                  (k) All rights of Parent and Seller in and to the Settlement Agreement and Releases dated as of November 24, 1997 between Wurlitzer and Parent, to the extent related to non-frozen product glass front vending machines manufactured or sold after the Closing Date; and

                  (l) All rights of Parent and Seller in the Trademark "The Clear Choice" and the goodwill associated therewith.

                  2.2. EXCLUDED ASSETS. Notwithstanding the provisions of
SECTION 2.1, the Purchased Assets shall not include the following (herein referred to as the "EXCLUDED ASSETS"):

                  (a) All cash, bank deposits, cash equivalents and non-Trade Receivables;

                  (b) The name "ECC" or any related or similar trade name, trademark, service mark or logo to the extent the same incorporates such name or any variation thereof;

                  (c) Except for the Trade Receivables and except as set forth in SECTION 2.1(h) above, Seller's rights, claims or causes of action against third parties relating to the assets, properties, business or operations of the Business prior to the Closing Date;

                  (d) All contracts of insurance;

                  (e) The General Ledger of Seller and all corporate minute books and stock transfer books and the corporate seal of Seller;

                  (f) All refunds of any Tax for which Seller is liable pursuant to SECTION 8.1;

                  (g) All prepaid insurance and personal property taxes and all deposits and interest receivables;

                  (h) All employee benefit agreements, plans or arrangements maintained by Seller or Parent on behalf of persons employed by Seller;

                  (i) All Obsolete Inventory and all rights, claims or causes of action against third parties relating to Obsolete Inventory;

                  (j) All rights, claims or causes of action in respect of the claims or proceedings described in Items 2 through 6 of SCHEDULE 5.10;


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



                  (k) The Leased Premises and the Leasehold Improvements thereon; and

                  (l) The pending application on The Principal Register of the United States Patent and Trademark Office for "ECC Vending Corp. The Clear Choice," serial number 75/279901.

                  2.3. ASSUMED LIABILITIES. On the Closing Date, Buyer shall deliver to Seller the Assumption Agreement, pursuant to which Buyer shall assume and agree to discharge the following obligations and liabilities of Seller in accordance with their respective terms and subject to the respective conditions thereof:

                  (a) All liabilities and obligations of Seller to be paid or performed after the Closing Date arising from warranty obligations for products sold by Seller on or prior to the Closing Date (the "WARRANTY OBLIGATIONS");

                  (b) All liabilities and obligations of Seller to pay commissions to New Vending Concepts, Inc., pursuant to an agreement dated November 24, 1993, for sales made after the Closing Date;

                  (c) All liabilities in respect of Taxes for which Buyer is liable pursuant to SECTION 8.1(a);

                  (d) All liabilities relating to the operation of the Purchased Assets after the Closing Date; and

                  (e) All obligations of Seller pursuant to the Sales and Licensing Agreement relating to Machines manufactured or sold after the Closing Date.


All of the foregoing liabilities and obligations to be assumed by Buyer hereunder (excluding any Excluded Liabilities) are referred to herein as the "ASSUMED LIABILITIES."

                  2.4. EXCLUDED LIABILITIES. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any liability or obligation of Seller, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by Buyer pursuant to the Assumption Agreement or otherwise expressly set forth in this Agreement (all such liabilities and obligations not being assumed being herein called the "EXCLUDED LIABILITIES") and, notwithstanding anything to the contrary in SECTION 2.3, none of


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



the following shall be "Assumed Liabilities" for purposes of this Agreement:

                  (a) Any liabilities of Seller in respect of Taxes for which Seller is liable pursuant to SECTION 8.1;

                  (b) Any costs and expenses incurred by Seller incident to its negotiation and preparation of this Agreement and its performance and compliance with the agreements and conditions contained herein;

                  (c) Any liabilities or obligations in respect of any Excluded Assets;

                  (d) All liabilities in respect of the claims or proceedings described in SCHEDULE 5.10;

                  (e) Except as set forth in SECTION 8.5(b), all liabilities and obligations arising from or in connection with product liability claims or recall liability relating to any products manufactured by the Business prior to the Closing Date;

                  (f) All liabilities and obligations arising in connection with, or in any way related to, the employment or termination of employment by Seller at any time of the current or former officers, directors, employees and consultants of Seller, including, but not limited to, any and all liabilities and obligations (including Taxes) arising under or in any way related to any employee benefit plan, program, policy, agreement, understanding or arrangement of any kind whatsoever, any collective bargaining agreement, or any other agreement, understanding or arrangement of any kind with or for the benefit of any such person (including, without limitation, any employment, consulting, compensation, deferred compensation or severance agreement or arrangement, and any agreement or arrangement associated with a change in control or sale of Seller or any assets thereof);

                  (g) All liabilities and obligations arising out of the ownership of the Purchased Assets and operation of the Business prior to the Closing Date, except as provided in SECTION 2.3;

                  (h) All liabilities and obligations pursuant to (i) the Settlement Agreement and Releases dated as of November 24, 1997 between Wurlitzer and Parent and (ii) except as set forth in Section 2.3(e) hereof, the Sales and Licensing Agreement;

                  (i) All liabilities and obligations relating to the Leased Premises; and

                  (j) All liabilities and obligations relating to the purchase orders listed or required to be listed on SCHEDULE 5.14, including the cancellation thereof.


                                   ARTICLE III


                                 PURCHASE PRICE


                  3.1. PURCHASE PRICE. The purchase price for the Purchased Assets (the "PURCHASE PRICE") is $7,881,093. The Purchase Price was determined pursuant to the following formula:

                  (a) $10,525,000; PLUS

                  (b) the Net Book Value of Certain Purchased Assets; MINUS

                  (c) $8,953,240; MINUS

                  (d) $100,000, representing the amount by which the Accrued Liability for Warranty Obligations exceeds $250,000.

                  3.2. ALLOCATION OF PURCHASE PRICE. Within 30 days following the Closing Date, Buyer and Seller shall negotiate and draft a schedule (the "ALLOCATION SCHEDULE") allocating the Purchase Price (including, for purposes of this SECTION 3.2, any other consideration paid to Seller, including the Assumed Liabilities) among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Code and the regulations thereunder. Buyer and Seller each agrees that promptly upon receiving said Allocation Schedule it shall return an executed copy thereof to the other party. Buyer and Seller each agrees to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agrees to provide the other promptly with any other information required to complete Form 8594.



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



                                   ARTICLE IV


                                     CLOSING


                  4.1. CLOSING DATE. The Closing shall be consummated at 10:00 A.M., local time, on November 25, 1997, or such later date as may be agreed upon by Buyer and Seller after the conditions set forth in ARTICLES IX and X have been satisfied, at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The time and date on which the Closing is actually held is referred to herein as the "CLOSING DATE."

                  4.2. PAYMENT ON THE CLOSING DATE. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at Closing Buyer shall pay Seller the Purchase Price by wire transfer of immediately available funds to the account of Seller specified in SCHEDULE 4.2.

                  4.3. BUYER'S ADDITIONAL DELIVERIES. Subject to fulfillment or waiver of the conditions set forth in ARTICLE IX, at Closing Buyer shall deliver to Seller all the following:

                  (a) The Assumption Agreement duly executed by Buyer;

                  (b) The certificate contemplated by SECTION 10.1, duly executed by the President or any Vice President of Buyer; and

                  (c) The certified copies of resolutions of the Board of Directors of Maytag and Buyer contemplated by SECTION 10.2.

                  4.4. DELIVERIES BY SELLER AND PARENT. Subject to fulfillment or waiver of the conditions set forth in ARTICLE X, at Closing Seller and Parent, as the case may be, shall deliver to Buyer all the following:

                  (a) The Instrument of Assignment duly executed by Seller;

                  (b) Such other bills of sale, assignments, deeds, certificates of title or origin and other instruments of transfer or conveyance duly executed by Seller, as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer;

                  (c) All consents, waivers or approvals obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

                  (d) The certificate contemplated by SECTION 9.1, duly executed by the President or any Vice President of Seller and Parent, respectively; and

                  (e) The certified copies of resolutions contemplated by
         SECTION 9.2.

In addition to the above deliveries, Seller and Parent shall take all steps and actions as Buyer may reasonably request or as may otherwise be necessary to put Buyer in actual possession or control of the Purchased Assets to the extent Seller or Parent is in possession or control thereof.


                                    ARTICLE V


               REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT


                  As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Parent represent and warrant to Buyer and agree as follows (disclosure in any one schedule shall be deemed to be disclosure in all other schedules):

                  5.1. ORGANIZATION. Each of Parent and Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Business as now conducted.

                  5.2. AUTHORITY. Each of Seller and Parent has the corporate power and authority to execute, deliver and perform this Agreement and all of the Seller Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by Seller and/or Parent, as appropriate, have been duly authorized and approved by Seller's Board of Directors and its sole stockholder and Parent's Board of Directors, as appropriate, and do not require any further authorization or consent of Seller or Parent. This Agreement has been duly authorized, executed and delivered by Seller and Parent and is the legal, valid and binding obligation of Seller and Parent enforceable against each of them in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by Seller and/or Parent, as appropriate, and upon execution and delivery by Seller and/or Parent, as appropriate, will be a legal, valid and binding obligation of Seller and/or Parent, as the case may be, enforceable in accordance with its terms.

                  Except as set forth in SCHEDULE 5.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements by Seller or Parent or the consummation by Seller or Parent of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof by Seller or Parent will:

                  (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (1) the charter or By-laws of Seller or Parent, (2) any other material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller or Parent is a party or any of the Purchased Assets is subject or by which Seller or Parent is bound, (3) any Court Order to which Seller or Parent is a party or any of the Purchased Assets is subject or by which Seller or Parent is bound or (4) any Requirements of Law affecting Seller or Parent or the Purchased Assets, or

                  (b) require the approval, consent, authorization or act of, or the making by Seller or Parent of any declaration, filing or registration with, any Person.

                  5.3. TAXES. Except as set forth in SCHEDULE 5.3, (i) Seller has, in respect of the Purchased Assets, filed all Tax Returns which are required to be filed on or before the Closing Date and has paid all Taxes which have become due pursuant to such Tax Returns or pursuant to any assessment which has become payable on or before the Closing Date; (ii) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of Seller, threatened with respect to Taxes of the

Purchased Assets, and, to the Knowledge of Seller, no basis exists therefor; and
(iii) Seller has not waived or been requested to waive any statute of limitations in respect of Taxes associated with the Purchased Assets which waiver is currently in effect.

                  5.4. INTELLECTUAL PROPERTY; SOFTWARE. (a) SCHEDULE 5.4 contains a list and description (showing in each case the registered or other owner, expiration date and number, if any) of all Patents, Trademarks (including all assumed or fictitious names under which Seller is conducting the Business or has within the previous five years conducted the Business) and registered Copyrights owned by, licensed to or used by Seller in connection with the Business.

                  (b) SCHEDULE 5.4 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by Seller in connection with the Business, PROVIDED that SCHEDULE 5.4 does not list Software licensed to Seller that is available in consumer retail stores and subject to "shrink-wrap" license agreements.

                  (c) SCHEDULE 5.4 contains a list (showing in each case the parties thereto) of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which Seller or Parent is a party which relate to
(i) any Copyrights, Patent Rights or Trademarks listed in SCHEDULE 5.4, (ii) any Trade Secrets owned by, licensed to or used by Seller in connection with the Purchased Assets and (iii) any Software listed in SCHEDULE 5.4.

                  (d) Except as disclosed in SCHEDULE 5.4, Seller either: (i) owns the entire right, title and interest in and to the Intellectual Property and to the Software listed or required to be listed in SCHEDULE 5.4 and included in the Purchased Assets, free and clear of any Encumbrance other than Permitted Encumbrances or (ii) has the perpetual, royalty-free right to use the same.

                  (e) Except as disclosed in SCHEDULE 5.4, (i) all registrations for Copyrights, Patent Rights and Trademarks identified in SCHEDULE 5.4 as being owned by Seller are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by Seller is valid and enforceable; and (iii) Seller has the sole and exclusive right to bring actions for infringement, misappropriation, violation or unauthorized use of the Intellectual Property and Software owned by Seller and included in the Purchased Assets, and to the Knowledge of Seller, there is no basis for any such action.

                  (f) Except as set forth in SCHEDULE 5.4, (i) no infringement, misappropriation or violation of any Intellectual Property has occurred from the operation of the Business or the use of the Purchased Assets as such Business was operated and such Purchased Assets were used on or prior to the Closing Date, (ii) no claim of any infringement, misappropriation or violation of any Intellectual Property of any other Person has been made or asserted in respect of the operation of the Business or the use of the Purchased Assets and (iii) Seller has not had notice of, or knowledge of any basis for, a claim against Seller that the operations, activities, products, software, equipment, machinery or processes included in the Purchased Assets infringe, misappropriate or violate any Intellectual Property of any other Person.

                  (g) Except as disclosed in the software license agreements described in SCHEDULE 5.4, (i) the Software listed or required to be listed in
SCHEDULE 5.4 and included in the Purchased Assets is not subject to any transfer, assignment, site, equipment, or other operational limitations, (ii) Seller has maintained and protected the Software included in the Purchased Assets that it owns (the "OWNED SOFTWARE") (including, without limitation, all source code and system specifications) with such measures as are reasonably necessary and customarily used to protect the proprietary, trade secret or confidential information contained therein, (iii) the Owned Software is eligible for protection and registration under applicable copyright law as of the date hereof, (iv) Seller has complete and exclusive right, title and interest in and to the Owned Software, (v) the Owned Software does not infringe, misappropriate or violate any Intellectual Property of any other Person, (vi) any Owned Software includes (x) the source code, (y) all relevant system documentation, statements of principles of operation and schematics in the possession of Parent or Seller and (z) any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or "proprietary") language used for the development, maintenance, implementation and use thereof, and (vii) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person.

                  (h) Except as disclosed in SCHEDULE 5.4, each employee, agent, consultant or contractor who has contributed to or participated in the creation or development of any copyrightable, patentable or trade secret material on behalf of Seller or any predecessor in interest thereto and included in the Purchased Assets has executed an assignment or an agreement to assign in favor of Seller (or such predecessor in interest, as applicable) of all right, title and interest in such material.

                  5.5. TRADE RECEIVABLES. All Trade Receivables have arisen from bona fide transactions by Seller in the ordinary course of the Business. All documents evidencing the existence of the Trade Receivables (including, without limitation, delivery receipts and invoices) are genuine and valid.

                  5.6. PERSONAL PROPERTY. The Fixed Assets are in good condition (subject to normal wear and tear) and serviceable condition.

                  5.7. AVAILABILITY OF ASSETS. Except as set forth in SCHEDULE
5.7 and except for the Excluded Assets, the Purchased Assets constitute all of the assets used in the Business.

                  5.8. TITLE TO PROPERTY. Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances and except as set forth in SCHEDULE 5.8. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by SECTION 4.4, Seller will thereby transfer to Buyer good and valid title to all of the Purchased Assets, subject to no Encumbrances, except for Permitted Encumbrances.

                  5.9. INVENTORIES. All Inventories are in good and useable condition and all inventories of finished goods and service parts are also saleable.

                  5.10. NO VIOLATION, LITIGATION OR REGULATORY ACTION. Except as set forth in SCHEDULE 5.10:

                  (a) to the Knowledge of Seller, the Purchased Assets and their current uses by Seller comply with all applicable Requirements of Laws and Court Orders;

                  (b) Seller has complied with all Requirements of Laws and Court Orders which are applicable to Seller's use of the Purchased Assets;

                  (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller or Parent in respect of the Purchased Assets, nor, to the Knowledge of Seller, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Seller or Parent is the plaintiff or claimant and which relate to the Purchased Assets; and

                  (d) there is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened which questions the legality or propriety of the transactions contemplated by this Agreement.

                  5.11. WARRANTIES. SCHEDULE 5.11 sets forth (i) a specimen copy of each form of written warranty covering products sold by Seller which have not yet expired and (ii) a summary of the warranty expense incurred by Seller during each of its last three fiscal years.

                  5.12. EMPLOYEES. Neither Seller nor any entity treated as a single employer with Seller under Section 414 of the Code (i) maintains or is required to contribute to or has any liability (including a contingent liability) with respect to any multiple employer plan (within the meaning of
Section 4064(a) of ERISA) or any "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) maintains any pension plan which has incurred an "accumulated funding deficiency" within the meaning of Section 412 of the Code, whether or not waived, (iii) has failed to make a required installment or other payment required under Section 412 of the Code on or before the application due date, (iv) has maintained any pension plan subject to Title IV of ERISA which has been terminated or for which a termination proceeding has been initiated, or
(v) otherwise has any liability to the Pension Benefit Guaranty Corporation under Title IV of ERISA.

                  5.13. FINANCIAL STATEMENTS. Seller has previously delivered to Buyer copies of (i) the Balance Sheet and the related statements of income and cash flows for the 11 months ended May 31, 1997 and (ii) its balance sheet as of June 30, 1996 and the related statements of income and cash flows for the year then ended. Except as set forth therein and except for the absence of footnotes and normal year-end audit adjustments, such financial statements were prepared in accordance with generally accepted accounting principles consistently applied and presents fairly in all material respects the financial position of Seller as of the dates of such balance sheets and the results of operations and cash flows of Seller for the respective periods indicated. Notwithstanding the foregoing, Seller makes no representation as to the accuracy or adequacy of any warranty reserves.

                  5.14. PURCHASE ORDERS. SCHEDULE 5.14 contains a true and accurate list of all outstanding purchase orders received by

Seller by the close of business on the day prior to the signing of this Agreement.

                  5.15 NO FINDER. Neither Seller nor any Seller Affiliate nor any party acting on the behalf of Seller or any Seller Affiliate has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement other than to CIBC Oppenheimer Corp., which has served as an investment advisor to Seller and whose fees and expenses, to the extent payable, shall be paid by Seller or Parent.


                                   ARTICLE VI


                     REPRESENTATIONS AND WARRANTIES OF BUYER


                  As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

                  6.1. ORGANIZATION. Each of Buyer and Maytag is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

                  6.2. AUTHORITY. Each of Buyer and Maytag has the corporate power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements to which it is a party. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by the Boards of Directors of Buyer and Maytag and do not require any further authorization or consent of Buyer or Maytag. This Agreement has been duly authorized, executed and delivered by Buyer and Maytag and is the legal, valid and binding agreement of Buyer and Maytag enforceable against each of them in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

                  Neither the execution and delivery of this Agreement or any of the Buyer Ancillary Agreements by Buyer or Maytag or the consummation by Buyer or Maytag of any of the transactions contemplated hereby or thereby nor compliance by Buyer or Maytag with or fulfillment of the terms, conditions and provisions hereof or thereof by Buyer or Maytag will:

                  (a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter or By-laws of Buyer or Maytag, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer or Maytag is a party or any of his or its properties is subject or by which Buyer or Maytag is bound, (3) any Court Order to which Buyer or Maytag is a party or by which either of them is bound or (4) any Requirements of Law affecting Buyer or Maytag, or

                  (b) require the approval, consent, authorization or act of, or the making by Buyer or Maytag of any declaration, filing or registration with, any Person.

                  6.3. NO FINDER. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.


                                   ARTICLE VII


                        ACTION PRIOR TO THE CLOSING DATE


                  The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

                  7.1. INVESTIGATION BY BUYER. Seller and Parent shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours upon reasonable advance notice to the offices and properties of Seller and all employees and business and financial records relating to the Business to the extent Buyer shall reasonably deem necessary or desirable and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the Business as shall be reasonably requested. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller or Parent hereunder.

                  7.2. PRESERVE ACCURACY OF REPRESENTATIONS AND WARRANTIES. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in this Agreement inaccurate in any material respect as of the Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Seller which would have been listed in SCHEDULE 5.10 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

                  7.3. GOVERNMENTAL APPROVALS. During the period prior to the Closing Date, Seller, Parent and Buyer shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body to Buyer, to permit the consummation of the transactions contemplated by this Agreement; PROVIDED that neither Seller nor Parent shall make any agreement or understanding affecting the Purchased Assets or the Business as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

                  7.4. OPERATIONS PRIOR TO THE CLOSING DATE. (a) Seller shall keep and maintain the Purchased Assets in good operating condition and repair and shall use its reasonable best efforts consistent with good business practice to preserve the goodwill of, and relations with, the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business.

                  (b) Notwithstanding SECTION 7.4(a), except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Seller shall not:

                  (i) make any material change in the Purchased Assets;

                  (ii) sell, lease (as lessor), transfer or otherwise dispose of (including any transfers to any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than inventory and minor amounts of personal property sold or otherwise disposed of in the ordinary course of the Business and other than Permitted Encumbrances;

                  (iii) purchase or otherwise acquire any Fixed Assets;

                  (iv) allow the levels of raw materials, supplies, work-in-process or other materials included in the Inventories to vary in any material respect from the levels customarily maintained in the Business; and

                  (v) accept any purchase orders that cannot be satisfied prior to October 31, 1997.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS


                  8.1. TAXES. (a) Seller shall be liable for and pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Buyer shall be liable for and shall pay all Taxes (whether assessed or unassessed) applicable to the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. Seller shall prepare and timely file all Tax Returns related to the Purchased Assets for all periods ending on or before the Closing Date (other than returns for periods described in the following sentence) and Buyer shall be responsible for preparing and filing all other Tax Returns related to the Purchased Assets. For purposes of this SECTION 8.1(a), any period beginning before and ending after the Closing Date shall be treated on a "closing of the books" basis as two partial periods, one ending on the Closing Date and the other beginning on the day after the Closing Date. Notwithstanding the foregoing, Seller shall be liable for and pay all property Taxes (whether assessed or unassessed), and shall prepare and timely file all related Tax Returns, applicable to the Purchased Assets and imposed by the State of Florida or any county, municipality or other political subdivision therein attributable to periods

(or portions thereof) that begin prior to the removal of the Purchased Assets pursuant to SECTION 8.8.

                  (b) Notwithstanding SECTION 8.1(a), any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Purchased Assets shall be paid by Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

                  (c) Seller or Buyer, as the case may be, shall provide reimbursement for any Tax paid by one party all or a portion of which is the responsibility of the other party in accordance with the terms of this SECTION
8.1. Within a reasonable time prior to the payment of any said Tax, the party paying such Tax shall give notice to the other party of the Tax payable (together with copies of the supporting documentation relating to such tax) and the portion which is the liability of each party, although failure to do so will not relieve the other party from its liability hereunder.

                  8.2. REMITTANCES. Seller shall, on a weekly basis beginning on the first week after the Closing Date, pay over to Buyer all amounts received by Seller (whether before or after the Closing Date) with respect to any Trade Receivables in existence on the Valuation Date and deliver to Buyer all corresponding documentation. Conversely, if, after the Closing Date, Buyer shall receive any remittance from any account debtors not in payment of any Trade Receivables or other rights or receivables included in the Purchased Assets, then Buyer shall, on a weekly basis, pay over to Seller the amount so received by it and deliver to Seller all corresponding documentation.

                  8.3. NON-SOLICITATION OF CERTAIN EMPLOYEES AND EMPLOYEE MATTERS. (a) Seller agrees that neither Seller nor any of its Affiliates will, for a period of one year after the Closing Date, solicit for employment any of the employees of the Business listed in SCHEDULE 8.3 who become employees of Buyer within 30 days after the Closing.

                  (b) Buyer may offer employment to any or all of the employees of Seller as of the date of this Agreement ("BUSINESS EMPLOYEES") who are listed in SCHEDULE 8.3. Seller has heretofore furnished Buyer a list of the salaries and other compensation (in each case on an annual basis) payable to each Business Employee as of May 28, 1997.

                  (c) Parent and Seller hereby waive any non-competition provision which may otherwise apply to the employment of any Business Employee by Buyer or any of its Affiliates after the Closing. Seller shall provide Buyer reasonable access to the Business Employees prior to the Closing in order for Buyer to discuss possible employment of such employees after the Closing.

                  (d) Nothing in this Agreement, express or implied, shall confer upon any employee of Seller, or any representative of any such employee, any rights or remedies, including any right to employment or continued employment for any period of any nature whatsoever.

                  8.4. NONCOMPETITION. In furtherance of the sale of the Purchased Assets to Buyer hereunder by virtue of the transactions contemplated hereby and to more effectively protect the value and goodwill of the Purchased Assets so sold, Parent and Seller covenant and agree that, for a period ending on the third anniversary of the Closing Date, neither Parent, Seller nor any of their Affiliates will directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business competitive with the food and beverage vending equipment business of Buyer anywhere in the world (it being understood by the parties hereto that the Business is not limited to any particular region in the world and that such business may be engaged in effectively from any location in the world); PROVIDED, HOWEVER, that nothing set forth in this SECTION 8.4 shall prohibit Parent, Seller or any of their Affiliates from (i) selling or disposing of any Obsolete Inventory or (ii) owning not in excess of 5% in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the NASDAQ market system.

                  In addition, each of Parent and Seller covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information of the Business other than to disclose such secrets and information to Buyer or its Affiliates. In the event Parent, Seller or any of their Affiliates violate any of their obligations under this
SECTION 8.4, Buyer may proceed against such entity in law or in equity for such damages or other relief as a court may deem appropriate. Each of Parent and Seller acknowledges that a violation of this SECTION 8.4 may cause Buyer irreparable harm which may not be adequately compensated for by money damages. Each of Parent and Seller therefore agrees that in the event of any actual or threatened violation of this SECTION 8.4, Buyer shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Parent, Seller or such Affiliate of Parent or Seller to prevent any violations of this SECTION 8.4. The prevailing party in any action commenced under this SECTION 8.4 shall also be entitled to receive reasonable attorneys' fees and court costs. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this SECTION 8.4, any term, restriction, covenant or promise in this SECTION 8.4 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                  8.5. PRODUCT LIABILITY AND RECALLS. (a) Without limiting the generality of SECTION 2.4(e) and except as provided in SECTION 8.5(b), Seller agrees to be responsible, at its expense, for (i) all product liability claims, and (ii) all liabilities and obligations under any recalls mandated by any Governmental Body, in each case with respect to all finished goods included in the Inventories; PROVIDED, that in the event Buyer believes that it would be commercially reasonable to effect a voluntary recall of any such goods prior to such time as a Governmental Body has mandated a recall, it shall notify Seller, and the parties shall discuss whether a voluntary recall should be undertaken and the nature and amount of the costs, if any, of any voluntary recall to be borne by Seller.

                  (b) Buyer agrees to be responsible, at its expense, for all product liability claims specifically caused by any modification made by Buyer to any product manufactured and sold by Seller; provided, however, that Buyer's liability for product liability claims specifically caused by modifications made in connection with retrofitting projects started by Seller prior to the date hereof shall be limited to defects in workmanship performed by Buyer. In addition, it is expressly understood that normal service and maintenance by Buyer does not constitute a modification of any such product.

                  (c) Parent has previously delivered to Buyer true and correct copies of its current Commercial General Liability Policy and Catastrophe Umbrella Policy. Parent shall maintain, for a period of at least five years after the Closing Date, insurance policies providing substantially equivalent coverage for product liability claims related to products manufactured by the Business prior to the Closing Date and shall provide Buyer with copies of all such policies, and all such policies shall provide for notice to be given to Parent or Buyer prior to cancellation thereof.

                  8.6. BULK SALES. Seller and Buyer waive compliance with the provisions of the "Bulk Sales Law" or any similar provision of law of any state insofar as it may be applicable to the transactions contemplated by this Agreement.

                  8.7. DISCHARGE OF THE BUSINESS' LIABILITIES. Seller covenants and agrees that it will pay and discharge, and hold Buyer harmless from, each and every liability and obligation of Seller in respect of the Business or the Purchased Assets arising from events occurring on or prior to the Closing Date, excepting only those liabilities and obligations expressly assumed by Buyer at the Closing pursuant to instruments of assumption delivered to Seller at the Closing, it being understood and agreed that Buyer is assuming no liabilities or obligations of Seller other than liabilities and obligations so expressly assumed by Buyer.

                  8.8. ACCESS TO THE FACILITY. Pending the removal by Buyer of the Purchased Assets which Buyer wishes to remain on the premises of the Facility for a period of time after the Closing Date, Seller hereby agrees to exercise such reasonable care in the possession and preservation of such Purchased Assets as it exercises with respect to its own assets and to maintain such insurance coverage as it now has in force with respect to the Facility and the Purchased Assets located therein. Buyer hereby agrees to remove such Purchased Assets, at its own expense, no later than 14 days after the Closing Date. Buyer hereby agrees to reimburse Seller for the reasonable amount of any damages to the Facility directly caused by Buyer's removal of the Purchased Assets. Seller shall provide Buyer's officers, employees and other representatives with reasonable access to the Facility, during normal business hours, and shall cooperate with Buyer in connection with Buyer's removal efforts.

                  8.9. HANDLING OF PURCHASE ORDERS. Buyer agrees to use its reasonable efforts to solicit and fill replacement orders from the customers listed on SCHEDULE 5.14. Such reasonable efforts shall include (i) circulation of a letter in the form of EXHIBIT C hereto to all customers listed on SCHEDULE
5.14 and (ii) filling any such replacement orders on a priority basis, taking into account the transition time required to move the Purchased Assets to, and begin production at, Buyer's facility.

                  8.10. EXCLUDED TRADEMARK APPLICATION. Seller agrees to withdraw the Trademark application referred to in SECTION 2.2(l) within 30 days after the Closing Date.

                                   ARTICLE IX


                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER


                  The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  9.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Seller or Parent in the performance of any of their covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Seller or Parent contained in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by SECTION 7.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed by and on behalf of Seller and Parent by the President or any Vice President of Seller and Parent, respectively.

                  9.2. CORPORATE ACTION. Seller and Parent shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Seller and Parent shall have furnished Buyer with certified copies of resolutions adopted by their respective Boards of Directors and the sole stockholder of Seller in form and substance reasonably satisfactory to counsel for Buyer, in connection with such transactions.

                  9.3. NO RESTRAINT. No action, suit, investigation or proceeding shall have been instituted or threatened to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

                  9.4. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are either specified in SCHEDULE 5.2 or otherwise required to be obtained prior to the Closing by applicable Requirements of Law.

                  9.5. NECESSARY CONSENTS. The parties shall have received consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits which are specified in
SCHEDULE 9.5 or are otherwise necessary to prevent a material adverse change in the Purchased Assets.

                  9.6. NO CHANGES OR DESTRUCTION OF PROPERTY. Between the date hereof and the Closing Date, there shall have been (a) no material adverse change in the Business or the Purchased Assets and (b) no material damage to the Purchased Assets by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date and signed on behalf of Seller by the President or any Vice President of Seller.


                                    ARTICLE X


            CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND PARENT


                  The obligations of Seller and Parent under this Agreement shall, at the option of Seller and Parent, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  10.1. NO MISREPRESENTATION OR BREACH OF COVENANTS AND WARRANTIES. There shall have been no material breach by Buyer in the performance of any of its covenants and agreements herein which shall not have been remedied or cured; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date and signed on behalf of Buyer by the President or any Vice President of Buyer.

                  10.2. CORPORATE ACTION. Buyer and Maytag shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Buyer and Maytag shall have furnished Seller with certified copies of resolutions adopted by their respective Boards of Directors, in form and substance reasonably satisfactory to counsel for Seller, in connection with such transactions.

                  10.3. NO RESTRAINT. No injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

                  10.4. NECESSARY GOVERNMENTAL APPROVALS. The parties shall have received all approvals and actions of or by all Governmental Bodies specified in
Schedule 5.2.

                  10.5. NECESSARY CONSENTS. The parties shall have received consents, in form and substance reasonably satisfactory to Seller, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits which are specified in Schedule 9.5.


                                   ARTICLE XI


                                 INDEMNIFICATION


                  11.1. INDEMNIFICATION BY PARENT AND SELLER. Parent and Seller hereby jointly and severally agree to indemnify and hold harmless each "Buyer Group Member" from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

                  (a) any breach by Parent or Seller of any of its covenants in this Agreement or in any Seller Ancillary Agreement;

                  (b) any failure of Parent or Seller to perform any of its obligations in this Agreement or in any Seller Ancillary Agreement;

                  (c) any breach of any warranty or the inaccuracy of any representation of Parent or Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Parent or Seller pursuant hereto;

                  (d) any Excluded Liability; or

                  (e) the failure of Parent and/or Seller to comply with any applicable bulk sales law, except that this clause shall not affect the obligation of Buyer to pay and discharge the Assumed Liabilities and no indemnification is made by Seller or Parent with respect to the Assumed Liabilities;

PROVIDED, HOWEVER, that Parent and Seller shall be required to indemnify and hold harmless under this SECTION 11.1 with respect to Loss and Expense incurred by Buyer Group Members as a result of the inaccuracy of any representation or warranty contained in Article V (other than the representations and warranties contained in SECTIONS 5.1, 5.2, 5.8 and 5.15, as to which this proviso shall have no effect) only to the extent that the aggregate amount of such Loss and Expense exceeds $150,000; PROVIDED, FURTHER, that the reimbursement and indemnification obligations of Parent and Seller under this SECTION 11.1 (other than with respect to Excluded Liabilities) shall be limited to $5,000,000. The indemnification provided for in this SECTION 11.1 shall terminate on December 31, 1998 (and no claims shall be made by any Buyer Group Member under this SECTION 11.1 thereafter), except that the indemnification by Parent and Seller shall continue as to:

                  (A) the representations and warranties contained in SECTIONS 5.2, 5.8 and 5.15 and the covenants of Seller set forth in SECTIONS 3.5, 8.1, 8.5, 8.6, 8.7, 11.1(d), 13.2, 13.6, 13.10 and 13.13, as to
         all of which no time limitation shall apply;

                  (B) the covenants set forth in SECTION 8.3 and 8.4, each of which shall terminate upon expiration of the applicable statute of limitations for claims relating to the covenants set forth therein; and

                  (C) any Loss or Expense of which any Buyer Group Member has notified Seller in accordance with the requirements of SECTION 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 11.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this ARTICLE XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE XI.

                  11.2. INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Loss and Expense incurred by such Seller Group Member in connection with or arising from:

                  (a) any breach by Buyer of any of its covenants in this Agreement or in any Buyer Ancillary Agreement;

                  (b) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement;

                  (c) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer or Maytag pursuant hereto or thereto; or

                  (d) any Assumed Liability;

provided, however, that the reimbursement and indemnification obligations of Buyer and Maytag under this SECTION 11.2 (other than with respect to Assumed Liabilities) shall be limited to $5,000,000. The indemnification provided for in this SECTION 11.2 shall terminate on December 31, 1998 (and no claims shall be made by any Seller Group Member under this SECTION 11.2 thereafter), except that the indemnification by Buyer shall continue as to:

                  (A) the representations and warranties set forth in SECTION 6.3, the covenants of Buyer set forth in SECTIONS 8.1, 8.5, 11.2(d), 13.2, 13.6 and 13.10, and the obligations and representations of Buyer under the Assumption Agreement, as to which no time limitation shall apply; and

                  (B) any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of SECTION 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this SECTION 11.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this ARTICLE XI, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this ARTICLE XI.

                  11.3. NOTICE OF CLAIMS. (a) Any Buyer Group Member or Seller Group Member (the "INDEMNIFIED PARTY") seeking indemnification hereunder shall give to the party or parties obligated to provide indemnification to such Indemnified Party (the "INDEMNITOR") a notice (a "CLAIM NOTICE") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder (together with any available supporting documentation) and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; PROVIDED, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.

                  (b) Losses shall not include any special, indirect, incidental or consequential damages. In calculating any Loss or Expense there shall be deducted (i) any tax benefits actually realizable by the Indemnified Party and its Affiliates (after taking into account all increases in federal, state, local, foreign or other Taxes payable by the Indemnified Party and its Affiliates as a result of the receipt of any indemnification payment hereunder (by reason of such payment being included in income, resulting in a reduction of tax basis, or otherwise increasing such Taxes payable by the Indemnified Party at any time), (ii) any related insurance proceeds net of premium insurance reasonably anticipated to result therefrom and (iii) proceeds and amounts from third parties (regardless of when received but only if actually received), in each case with clauses (i), (ii) and (iii) in connection with or as a result of such Losses; provided, however, that no right of subrogation shall accrue to any insurer or third party hereunder.

                  (c) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this ARTICLE XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

                  11.4. THIRD PERSON CLAIMS. (a) Subject to paragraph (b) of this SECTION 11.4, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; PROVIDED, that the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and PROVIDED, FURTHER, that the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party.

                  (b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Seller is the Indemnitor, will have no continuing effect in any material respect on Buyer's ability to manufacture, produce or sell the products of the Business, including any upgrades thereto, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Parties in respect thereof, and in any such case the Indemnified Parties shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; PROVIDED, that the Indemnified Parties may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwith-standing the foregoing, the Indemnified Parties shall have the right to pay, settle or compromise any such claim, action or suit, PROVIDED that in such event the Indemnified Parties shall waive any right to indemnity therefor hereunder.

                                   ARTICLE XII


                                   TERMINATION


                  12.1. TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

                  (a) by the mutual consent of Buyer and Seller;

                  (b) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 1997 (or such later date as may be mutually agreed to by Buyer and Seller) PROVIDED, HOWEVER, that the right to terminate this Agreement pursuant to this clause (b) shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to have occurred on or prior to such date.

                  (c) by Buyer in the event of any material breach by Seller of any of Seller's agreements, representations or warranties contained herein and the failure of Seller to cure such breach within 14 days after receipt of notice from Buyer requesting such breach to be cured;

                  (d) by Seller in the event of any material breach by Buyer of any of its agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within 14 days after receipt of notice from Seller requesting such breach to be cured; or

                  (e) by Buyer or Seller if any court of competent jurisdiction in the United States or other United States Governmental Body shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

                  12.2. NOTICE OF TERMINATION. Any party desiring to terminate this Agreement pursuant to SECTION 12.1 shall give notice of such termination to the other parties to this Agreement.

                  12.3. EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to this ARTICLE XII, all further obligations of the parties under this Agreement (other than SECTIONS 13.2 and 13.10) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.


                                  ARTICLE XIII


                               GENERAL PROVISIONS


                  13.1. SURVIVAL OF OBLIGATIONS. All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that, except as otherwise provided in ARTICLE XI, the representations and warranties contained in ARTICLES V and VI shall terminate on December 31, 1998. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in ARTICLE V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representation or warranty terminates as set forth in this Section.

                  13.2. CONFIDENTIAL NATURE OF INFORMATION. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and, in the case of Seller, to its counsel, accountants or financial advisors). No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Purchased Assets; PROVIDED, HOWEVER, that after the Closing Buyer may use or disclose any confidential information included in the Purchased Assets or otherwise reasonably related to the Business or the Purchased Assets. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party deems necessary to obtain any of the consents or approvals contemplated hereby.

                  13.3. NO PUBLIC ANNOUNCEMENT. Neither Buyer nor Seller shall, without the approval of the other, make any further press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; PROVIDED that the foregoing shall not preclude communications, disclosures or filings (including, without limitation, a filing of this Agreement) necessary to implement the provisions of this Agreement or to comply with accounting or the Securities and Exchange Commission disclosure obligations.

                  13.4. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered by hand, sent by first class mail, registered or certified (return receipt requested), or by nationally recognized overnight courier or by facsimile transmission, in each case addressed as follows:

                  If to Buyer, to:

                  Dixie-Narco, Inc.
                  One Dixie-Narco Boulevard
                  P.O. Drawer 719
                  Williston, South Carolina 29853
                  Attention: Chief Financial Officer
                  Facsimile No.: 803-266-5050

                  and

                  If to Maytag, to:

                  Maytag Corporation
                  403 West Fourth Street North
                  Newton, Iowa 50208
                  Attention: General Counsel
                  Facsimile No.: 515-791-8102

                  In each case, with a copy to:

                  Sidley & Austin
                  One First National Plaza
                  Chicago, Illinois 60603
                  Attention: Dennis V. Osimitz
                  Facsimile No.: 312-853-7036

                  If to Seller, to:

                  ECC Vending Corp.
                  175 Strafford Avenue
                  Wayne, Pennsylvania 19087-3377
                  Attention:  President
                  Facsimile No.: (610) 687-6425

                  If to Parent, to:

                  ECC International Corp.
                  175 Strafford Avenue
                  Wayne, Pennsylvania 19087-3377
                  Attention: President
                  Facsimile No.: (610) 687-6425

                  With a copy to:

                  Hale and Dorr LLP
                  60 State Street
                  Boston, Massachusetts 02109
                  Attention: Martin S. Kaplan, Esq.
                  Facsimile No.: (617) 526-5000

or to such other address as such party may indicate by a notice delivered to the other parties hereto. Notices shall be deemed effective (i) upon receipt, if delivered by hand, (ii) on the next business day, if delivered by nationally recognized overnight courier or by facsimile transmission, and (iii) three business days after deposit in the U.S. mails, registered or certified (return receipt requested).

                  13.5. SUCCESSORS AND ASSIGNS. (a) The rights of the parties under this Agreement shall not be assignable prior to the Closing without the written consent of the other parties. Following the Closing, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

                  (b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and per-mitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this SECTION 13.5 any right, remedy or claim under or by reason of this Agreement.

                  13.6. ACCESS TO RECORDS AFTER CLOSING. For a period of six years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Business relating to the Purchased Assets transferred to Buyer hereunder to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operation of the Purchased Assets prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this SECTION 13.6. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller's expense, to segregate and remove such books and records as Seller may select.

                  For a period of six years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which Seller, Parent or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by Seller, Parent and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this SECTION 13.6. If Seller, Parent or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Seller or Parent, as the case may be, shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer's expense, to segregate and remove such books and records as Buyer may select.

                  13.7. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the Exhibits and Schedules referred to herein, and the documents delivered pursuant hereto, contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, under standings or letters of intent between or among any of the parties hereto, and there are no other representations, warranties or covenants between the parties hereto, written or oral, except as expressly set forth herein. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

                  13.8. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

                  13.9. WAIVERS. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

                  13.10. EXPENSES. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

                  13.11. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                  13.12. EXECUTION IN COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Seller and Buyer.

                  13.13. FURTHER ASSURANCES. On the Closing Date, Seller shall
(i) deliver to Buyer such other bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer and its counsel, as Buyer may reasonably request or as may be otherwise reasonably necessary to vest in Buyer all the right, title and interest of Seller in, to or under any or all of the Purchased Assets, and (ii) take all steps as may be reasonably necessary to put Buyer in actual possession and control of all the Purchased Assets. From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such other instruments of conveyance and transfer, powers of attorney or other documents as Buyer may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets.

                  13.14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

                  13.15. GUARANTY. Maytag hereby unconditionally guarantees the obligations of Buyer under this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.


                                              DIXIE-NARCO, INC.


                                              By /s/ Mark A. Garth
                                                 -------------------------------
                                              Name:  Mark A. Garth
                                                    ----------------------------
                                              Title: VP & Controller
                                                     ---------------------------






                                              MAYTAG CORPORATION


                                              By /s/ Gerald J. Pribanic
                                                 -------------------------------
                                              Name:  Gerald J. Pribanic
                                                    ----------------------------
                                              Title: Exec. V.P. & CFO
                                                     ---------------------------






                                              ECC INTERNATIONAL CORP.


                                              By /s/ Relland M. Winand
                                                 -------------------------------
                                              Name:  Relland M. Winand
                                                    ----------------------------
                                              Title: V.P. Finance
                                                     ---------------------------






                                              ECC VENDING CORP.


                                              By /s/ Relland M. Winand
                                                 -------------------------------
                                              Name:  Relland M. Winand
                                                    ----------------------------
                                              Title: Secretary/Treasurer
                                                     ---------------------------